Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Kristen Galfetti
Senior Director, Investor Relations
kgalfetti@advancedmagnetics.com
(617) 498-3362

ADVANCED MAGNETICS ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK

CAMBRIDGE, MA, May 23, 2007 - Advanced Magnetics (NASDAQ: AMAG) today announced the pricing of an underwritten public offering of 2,500,000 shares of its common stock at a price to the public of $65.14 per share, before underwriting discounts and commissions. The number of shares reflects an increase of 500,000 shares over the number of shares anticipated to be sold as previously announced. Advanced Magnetics also granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock. All of the shares are being offered by Advanced Magnetics. The offering is expected to close on or about May 29, 2007, subject to customary closing conditions.

Morgan Stanley & Co. Incorporated is acting as the sole book-running manager for the offering. Bear, Stearns & Co. Inc. is acting as joint lead manager for the offering. Deutsche Bank Securities Inc., Jefferies & Company, Inc. and ThinkEquity Partners LLC are acting as co-managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective upon filing. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement and the accompanying prospectus may be obtained by sending a request to Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, New York, New York 10004, prospectus@morganstanley.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Advanced Magnetics
Advanced Magnetics, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease.  The company has completed enrollment in four Phase III clinical trials with ferumoxytol and has presented data on three of the four trials.

Combidex, the company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging (MRI) to aid in the differentiation of cancerous from normal lymph nodes.  In March 2005, the company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

The company has two commercial products, Feridex I.V.® and GastroMARK®, both of which are imaging agents that are approved and marketed in the United States, Europe and other countries.

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